Exhibit 99.1

Newfield Exploration Provides Update Following Recent Storms
Company Estimates 2008 Production Growth of 24%

FOR IMMEDIATE RELEASE

HOUSTON, September 25, 2008 -- Newfield Exploration Company (NYSE:NFX) today provided an update on its operations in the Gulf of Mexico following the two recent hurricanes. The Company estimates that the storms will result in deferred production of approximately 5 Bcfe net.

The deferrals arise from damage to two non-operated host facilities in deepwater and the loss of one operated facility in shallow water. In addition, production has been temporarily impacted by curtailments in South Texas due to demand loss following the storms.

Total company production guidance for 2008 is now expected to be 234-238 Bcfe (previous range was 238-242 Bcfe). Revised production estimates for 2008 compare to 2007 actual production of approximately 190 Bcfe (adjusted for asset sales and acquisitions), representing an increase of approximately 24%.

Newfield’s net production capacity in the Gulf of Mexico is approximately 65 MMcfe/d from eight facilities. The Gulf of Mexico represents about 8% of the Company’s total daily production volumes.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information regarding expected ranges of 2008 production. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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